Exhibit 10.19

Summary of Working Capital Loan Contract

Summary of Working Capital Loan Contract Entered into by and between Changzhou Wujin Best Cable Co., Ltd. ("the Company") and Changzhou Wunjin Branch, Industrial and Commercial Bank of China ("the Creditor") dated November 20, 2009

Main contents

  Contract number: Year 2009, Wujin Zi Di 1772 Hao;

  Loan principal: RMB 5 million;

  Loan term: from November 20, 2009 to May 19, 2010;

  Floating interest rate: the benchmark interest rate published by the People’s Bank of China, rate adjustment in a month cycle;

  Full repayment of the principle shall be made on May 19, 2010 at one time;

  Interest accrued per day and settled per month, interest settlement day is the 20th day of each month;

  Penalty interest rate for delayed repayment: 50% above the loan rate under this contract;

  Penalty interest rate for use of loan not for the provided purpose: 100% above the loan rate under this contract;

  Purpose of the loan is to purchase materials;

  Advanced repayment of loan needs to be approved by the Creditor;

  Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.